PROSPECTUS

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-103254

OFFER TO EXCHANGE

7¼% Senior Notes Due 2012 for all outstanding

7¼% Senior Notes Due 2012

of

AMERISOURCEBERGEN CORPORATION

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,  NEW YORK CITY TIME ON May 2, 2003, UNLESS EXTENDED.

Terms of the exchange offer:

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “United States Federal Income Tax Considerations” on page 76 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

See “Risk Factors” beginning on page 13 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.

Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2003.

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Incorporation of Documents by Reference.”

You should rely only on the information contained in this document and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission or to which we have referred you. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or any supplement.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	changes in general economic, business and industry conditions;

•	changes in pharmaceutical manufacturer pricing and distribution policies;

•	changes in political and social conditions and corresponding laws and regulations;

•	changes in governmental support of, and reimbursement for, pharmaceutical products and healthcare services;

•	new laws and regulations or changes in laws and regulations governing prescription drug pricing, healthcare services or mandated benefits;

•	competition;

•	changes in sales mix;

•	difficulty of forecasting sales at various times in various markets;

•	disruptions of established supply channels;

•	degree of acceptance of new products;

•	significant litigation;

•	acquisitions and dispositions;

•	the availability, terms and deployment of capital; and

•	the other factors discussed below under the heading “Risk Factors” and elsewhere in this prospectus.

All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus. Unless the context otherwise requires:

•	“we,” “us,” “AmerisourceBergen” and “the Company” refer to AmerisourceBergen Corporation and its subsidiaries on a consolidated basis;

•	“AmeriSource” refers to the former AmeriSource Health Corporation and its subsidiaries on a consolidated basis;

•	“Bergen” refers to the former Bergen Brunswig Corporation and its subsidiaries on a consolidated basis; and

•	all industry statistics in this prospectus were obtained from data prepared or provided by Healthcare Distribution Management Association (“HDMA”) and other recognized industry sources.

The Exchange Offer

On November 18, 2002, we issued and sold $300.0 million aggregate principal amount of 7¼% Senior Notes Due 2012, referred to as the old notes. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this Prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreement, we are offering to exchange $300.0 million aggregate principal amount of our new 7¼% Senior Notes Due 2012, referred to as the new notes, the issuance of which has been registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings “The Exchange Offer” and “The New Notes” in this Summary for further information regarding the exchange offer and the new notes.

AmerisourceBergen

We are a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with operating revenue (excluding bulk shipments) over $40 billion and operating income of approximately $718 million for the fiscal year ended September 30, 2002.

We were formed in connection with the merger of AmeriSource and Bergen, which was consummated in August 2001. As a result of the merger, AmerisourceBergen is the largest pharmaceutical services company in the United States that is dedicated solely to the pharmaceutical supply chain. We distribute pharmaceutical products and provide services to hospital systems (hospitals and acute care facilities), alternate site customers (mail order facilities, physicians’ offices, long-term care institutions, and clinics), independent community pharmacies, and national and regional drugstore and food merchandising chains. Also a leader in the institutional pharmacy marketplace, we provide outsourced pharmacies to long-term care and workers’ compensation programs.

We currently serve customers throughout the United States and Puerto Rico through a geographically diverse network of distribution centers. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and consumers.

Our customer base is geographically diverse and balanced with no single customer representing more than 10% of fiscal 2002 operating revenue. We have one of the leading market positions in pharmaceutical distribution to the hospital systems/acute care facilities market and the alternate site facilities market, which represented approximately 53% of fiscal 2002 operating revenue, and the independent community pharmacies and national and regional retail pharmacy chains, which represented approximately 47% of fiscal 2002 operating revenue.

We are organized based upon the products and services we provide our customers. We have two operating segments: Pharmaceutical Distribution and PharMerica.

The Pharmaceutical Distribution segment includes AmerisourceBergen Drug Company (“AB Drug”) and AmerisourceBergen Specialty Group (“AB Specialty”). AB Drug includes the full-service pharmaceutical distribution facilities, American Health Packaging, and other healthcare related businesses. AB Drug sells pharmaceuticals, over-the-counter medicines, health and beauty aids, and other health-related products to hospitals, alternate site and mail order facilities, and independent and chain retail pharmacies. American Health Packaging packages oral solid medications for nearly any need in virtually all settings of patient care. AB Drug also provides promotional, inventory management, pharmacy automation and information services to its customers. AB Specialty sells specialty pharmaceutical products and services to physicians, clinics and other providers in the oncology, nephrology, plasma and vaccines sectors. AB Specialty also provides third party logistics and reimbursement consulting services to healthcare product manufacturers.

The PharMerica segment consists solely of our PharMerica operations. PharMerica provides institutional pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, and residential living communities. PharMerica also provides mail order pharmacy services to chronically and catastrophically ill patients under workers’ compensation programs, and provides pharmaceutical claims administration services for payors.

Industry Overview

We have benefited from the significant growth of the full service wholesale drug industry in the United States. According to an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales grew from approximately $73 billion in 1995 to an estimated $196 billion in 2002 and are expected to grow to approximately $287 billion in 2005.

The factors contributing to the growth of the full service wholesale drug industry in the United States, and other favorable industry trends, include:

•	an aging population;

•	the introduction of new pharmaceuticals;

•	the increased use of outpatient drug therapy;

•	rising pharmaceutical prices; and

•	the expiration of patents for brand name pharmaceuticals.

We expect wholesale drug revenue, gross margins and profitability will continue to benefit from these trends. For example, sales of pharmaceuticals to individuals over age 55, who suffer from a greater incidence of chronic illnesses and disabilities and account for higher annual pharmaceutical expenditures, are expected to increase. The population in this age group is projected to increase from approximately 59 million in 2000 to more than 75 million by the year 2010. Also, the introduction of new compounds through traditional research and development as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, have been responsible for significant increases in pharmaceutical sales. We expect this trend to continue as manufacturers strive to generate new compounds and delivery methods that are more effective in treating diseases. We also expect that, consistent with historical trends, price increases on pharmaceutical products will continue to equal or exceed the overall Consumer Price Index. These price increases create opportunities for appreciation on inventory acquired in advance of price increases, thereby enhancing profitability.

Business Strategy

Our business strategy is anchored in national pharmaceutical distribution and services, reinforced by the value-added healthcare solutions we provide our customers and suppliers. This focused strategy has significantly expanded our business and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

•	Continue Growth in Existing Markets. We believe that we are well-positioned to continue to grow in our existing markets by: (i) providing superior distribution services to our customers and suppliers, which is reflected in the high rankings we have achieved in customer service surveys; (ii) delivering value-added solutions which improve the efficiency and competitiveness of both customers and suppliers, allowing the supply chain to better deliver healthcare to patients and consumers; (iii) maintaining our low-cost operating structure to ensure that our services are priced competitively in the marketplace; and (iv) maintaining our decentralized operating structure to respond to customers’ needs more quickly and efficiently and to ensure the continued development of local and regional management talent.

•	Expand Growth Opportunities through Healthcare Solutions for Customers. We are continually enhancing our services and packaging these services into programs designed to enable customers to improve sales and compete more effectively. These solutions also increase customer loyalty and strengthen AmerisourceBergen’s overall role in the pharmaceutical supply chain. They include: iECHO® and iBergen, our proprietary internet-based ordering systems; Family Pharmacy® and Good Neighbor Pharmacy®, which enable independent community pharmacies and small chain drugstores to compete more effectively through access to pharmaceutical benefit and merchandising programs, disease management services and pharmaceutical care programs, and best-priced generic product purchasing services; Pharmacy Healthcare Solutions, which provides hospital pharmacy consulting to improve operational efficiencies; AB Specialty, which delivers a comprehensive supply of disease-state based products and services in oncology, nephrology, vaccines, injectables and plasma to a variety of providers of healthcare; American Health Packaging, which delivers unit dose, punch card and unit-of-use packaging for institutional and retail pharmacy customers; and Rita Ann, our cosmetics distributor.

•	Expand Growth Opportunities through Healthcare Solutions for Our Suppliers. We have been developing solutions for our suppliers to improve the efficiency of the healthcare supply chain. Programs for suppliers to assist with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging and product data reporting are examples of value-added solutions we currently offer. We believe these services will continue to expand, further contributing to our revenue and income growth. We also intend to acquire companies that deliver complementary value-added products and services to our existing customers and suppliers to enhance our position in the pharmaceutical supply chain.

•	Improve Operating and Capital Efficiencies. We believe we have one of the lowest operating cost structures among our major national competitors. We have developed merger integration plans to consolidate our existing pharmaceutical distribution facility network and establish new, more efficient distribution centers. More specifically, our plan is to have a distribution facility network consisting of 30 facilities in the next four to five years. We plan to accomplish this by building six new facilities, expanding seven facilities, closing 28 facilities and implementing a new warehouse operating system. During fiscal 2002, we closed seven facilities. We also intend to further reduce operating expenses as a percentage of revenue by eliminating duplicate administrative functions. These measures are designed to reduce marginal operating costs, provide greater access to financing sources and reduce the cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt “best practices” in warehousing activities and increase operating leverage due to increased volume per full-service distribution facility.

Recent Developments

Acquisition of Bridge Medical, Inc.

In January 2003, we acquired Bridge Medical, Inc. (“Bridge”), a leading provider of barcode-enabled point-of-care software designed to reduce medication errors, for a base purchase price of approximately $28 million. The acquisition also provides for contingent payments of up to a maximum of $55 million based on Bridge achieving defined earnings targets through the end of calendar 2004. We paid 83% of the base purchase price by issuing 401,780 shares of Common Stock. The remaining 17% of the base purchase price was paid in cash. We also intend to pay contingent amounts, if any, that may become due primarily in shares of Common Stock. At the closing of the acquisition, we issued an additional 401,780 shares of Common Stock into an escrow account that may be used for the payment of any contingent amounts that may become due in the future. We will retire any unused shares remaining in the escrow account after the end of calendar 2004 upon the completion of the contingent payment determinations.

Acquisition of US Bioservices Corporation

In January 2003, we acquired US Bioservices Corporation (“US Bio”), a national pharmaceutical services provider focused on the management of high-cost complex therapies and reimbursement support with revenues of approximately $120 million in calendar 2002, for a base purchase price of approximately $159 million, which included the repayment of US Bio debt of approximately $15 million. We issued 2,399,091 shares of Common Stock with an aggregate market value of approximately $131 million and paid the remaining $28 million of the base purchase price in cash. The agreement also provides for contingent payments of up to $27.6 million in cash based on US Bio achieving defined earnings targets through the end of the first quarter of calendar 2004.

The Exchange Offer

Notes Offered

$300,000,000 aggregate principal amount of 7¼%Senior Notes Due 2012. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

The Exchange Offer

We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the Registration Rights Agreement.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on May 2, 2003, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	J.P. Morgan Trust Company, National Association is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Consequences	The exchange of notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “United States Federal Income Tax Consequences.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

Issuer	AmerisourceBergen Corporation.

Notes Offered	$300,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2012.

Maturity Date	November 15, 2012.

Interest	7 1/4% per annum, payable semiannually in arrears on May 15 and November 15, commencing May 15, 2003.

Interest Computation	Interest on the new notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The new notes and the subsidiary guarantees will rank:

• effectively junior to all of our and the guarantors’ existing and future secured indebtedness, including any borrowings under our senior credit facility;

• equally with any of our and the guarantors’ existing and future unsecured senior indebtedness; and

• senior to any of our and the guarantors’ existing and future subordinated indebtedness.

At December 31, 2002, the new notes and the guarantees would have effectively ranked junior to:

• $285.0 million of secured indebtedness under our senior credit facility;

• $55.0 million of secured indebtedness under the Blanco revolving credit facility; and

• $937.6 million of additional borrowings that were available under our senior credit facility after deducting $62.4 million of outstanding letters of credit.

Optional Redemption

We may redeem any of the new notes at any time at the prices set forth in this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See “Description of New Notes—Optional Redemption.”

Change of Control

If a change of control occurs we will be required to make an offer to purchase the new notes at a purchase price of 101% of the principal amount of the new notes on the date of purchase, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”

Subsidiary Guarantees	The new notes are jointly and severally guaranteed on an unsecured senior basis by certain of our existing and future domestic restricted subsidiaries.

Certain Covenants	The indenture governing the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• create liens;

• pay dividends or make other equity distributions;

• purchase or redeem capital stock;

• make investments;

• sell assets or consolidate or merge with or into other companies; and

• engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions. See “Description of New Notes—Certain Covenants.”

* * *

Our executive offices are located at 1300 Morris Drive, Suite 100, Chesterbrook, Pennsylvania 19087-5594. Our telephone number is (610) 727-7000. Our website is http://www.amerisourcebergen.com. Any Internet addresses provided in this prospectus are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

SUMMARY HISTORICAL FINANCIAL DATA

AMERISOURCEBERGEN

On August 29, 2001, AmeriSource and Bergen merged to form the Company. The merger was accounted for as an acquisition of Bergen under the purchase method of accounting. Accordingly, the results of operations and the balance sheet information in the table below reflect only the operating results and financial position of AmeriSource for fiscal years ended September 30, 2000 and prior. The financial data for the fiscal year ended September 30, 2001 reflects the operating results for the full year of AmeriSource and approximately one month of Bergen, and the financial position of the combined company. The following table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, incorporated by reference in this prospectus.

	As of or for the Year Ended September 30,										As of or for the Three Months Ended December 31,
	1998(a)		1999(b)		2000(c)		2001(d)		2002(e)		2001(f)		2002(g)
	(dollars in thousands, except per share data)
Statement of Operations Data:
Operating revenue	$9,373,482		$9,760,083		$11,609,995		$15,822,635		$40,240,714		$9,686,276		$11,106,905
Bulk deliveries to customers’ warehouses	129,555		47,280		35,026		368,718		4,994,080		1,382,504		1,327,628

Total revenue	9,503,037		9,807,363		11,645,021		16,191,353		45,234,794		11,068,780		12,434,533
Net income(h)(i)	46,030		67,466		99,014		123,796		344,941		67,883		92,739
Earnings per share—diluted	.91		1.31		1.90		2.10		3.16		0.63		0.84
Cash dividends declared per common share	—		—		—		—		0.10		0.025		0.025
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$90,344		$59,497		$120,818		$297,626		$663,340		$256,689		$366,776
Total assets	1,726,272		2,060,599		2,458,567		10,291,245		11,213,012		10,933,320		11,959,172
Total debt, including current portion(j)	540,327		559,127		413,675		1,874,379		1,817,313		2,264,141		2,202,704
Stockholders’ equity	$75,355		$166,277		$282,294		$2,838,564		$3,316,338		$2,918,053		$3,420,024
Other Operating Information:
EBITDA(k)	$155,816		$176,375		$217,666		$270,099		$773,932		$164,613		$204,941
Ratio of EBITDA to interest expense(l)	2.7	x	3.9	x	5.2	x	5.6	x	5.5	x	4.4	x	6.0	x
Ratio of total debt to EBITDA	3.5	x	3.2	x	1.9	x	6.9	x	2.3	x	n/a		n/a
Ratio of earnings to fixed charges(m)	2.3	x	3.2	x	4.3	x	4.6	x	4.6	x	3.7	x	4.9	x
Capital expenditures	$12,101		$15,793		$16,619		$23,363		$64,159		$10,069		$16,487

(a)	Includes $11.2 million of merger costs, net of income tax benefit of $7.2 million, and $5.1 million of costs related to facility consolidations and employee severance, net of income tax benefit of $3.2 million.
(b)	Includes $9.3 million of costs related to facility consolidations and employee severance, net of income tax benefit of $2.4 million, and $2.7 million of merger costs, net of income tax benefit of $0.5 million. Additionally, includes $3.4 million of costs related to the extinguishment of debt, net of income tax benefit of $2.0 million.
(c)	Includes a $0.7 million reversal of costs related to facility consolidations and employee severance, net of income taxes of $0.4 million.
(d)	Includes $8.0 million of merger costs, net of income tax benefit of $5.1 million, $6.8 million of costs related to facility consolidations and employee severance, net of income tax benefit of $4.1 million, and a $1.7 million reduction in a reserve for an environmental liability, net of income taxes of $1.0 million.
(e)	Includes $14.6 million of merger costs, net of income tax benefit of $9.6 million.
(f)	Includes $4.5 million of merger costs, net of income tax benefit of $3.0 million.
(g)	Includes $0.7 million of costs related to employee severance, net of income tax benefit of $0.4 million. Additionally includes a $1.5 million reversal of costs related to facility consolidations and employee severance, net of income taxes of $1.0 million.
(h)	In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4,44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). The adoption of SFAS No. 145 required that previously reported losses on extinguishment of debt, that were classified as extraordinary items, be reclassified. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 were effective for fiscal years beginning after May 15, 2002. Accordingly, we have reclassified $3.4 million, net of taxes, of losses on the extinguishment of debt in fiscal 1999 to interest expense.
(i)

As of October 1, 2001, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which revises the accounting and financial reporting standards for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. In accordance with the transition provisions of SFAS No. 142, we did not amortize goodwill arising from the merger in fiscal 2001. In fiscal 2002, we discontinued the amortization of all goodwill. Pursuant to SFAS No. 142, we were required to complete an initial impairment test of goodwill within six months of adopting the standard, with any impairment charges recorded as a cumulative effect of a change in accounting principle. We completed our initial impairment test in the quarter ended March 31, 2002 and determined that no impairment existed. We completed our annual impairment test in the fourth quarter of fiscal 2002 and determined that no impairment existed. Had the Company not amortized goodwill during fiscal 1997 through fiscal 2001 and for the three months ended December 31, 2001, diluted earnings per share would have been unchanged or $0.01 to $0.02 higher than the reported amounts for the respective periods.

(j)	Total debt includes company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of the Company.
(k)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because AmerisourceBergen believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the industry may calculate EBITDA differently than AmerisourceBergen does. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States (“US GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of AmerisourceBergen’s operating performance or any other measures of performance derived in accordance with US GAAP. The table below presents the reconciliation of net income reported in accordance with US GAAP to EBITDA.

	For the Year Ended September 30,					For the Three Months Ended December 31,
	1998	1999	2000	2001	2002	2001	2002
Net income	$46,030	$67,466	$99,014	$123,796	$344,941	$67,883	$92,739

Adjustments:
Interest(h)	58,179	45,132	41,857	47,853	140,734	36,993	34,385
Income taxes(h)	34,722	46,404	60,686	76,861	227,106	44,690	60,548
Depreciation	14,810	15,387	14,129	18,604	58,250	14,247	15,803
Amortization	2,075	1,986	1,980	2,985	2,901	800	1,466

Total adjustments	109,786	108,909	118,652	146,303	428,991	96,730	112,202

EBITDA	$155,816	$176,375	$217,666	$270,099	$773,932	$164,613	$204,941

(l)	Interest expense includes distributions made on company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of the Company.
(m)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

SUMMARY HISTORICAL FINANCIAL DATA

BERGEN

The summary historical financial data of Bergen has been derived from the consolidated financial statements and related notes of Bergen for each of the fiscal years in the three-year period ended September 30, 2000 and the consolidated financial statements for the nine months ended June 30, 2001 and 2000. Merger costs in all periods relate to merger activity other than the AmeriSource merger. The following table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, incorporated by reference in this prospectus.

	As of or for the Year Ended September 30,						As of or for the Nine Months Ended June 30,
	1998(a)(b)		1999(c)		2000(d)		2000		2001
Statement of Earnings Data:	(in thousands, except per share data)
Net sales and other revenue:
Excluding bulk shipments to customers’ warehouses	$12,943,739		$16,137,864		$18,725,611		$13,888,268		$15,240,338
Bulk shipments to customers’ warehouses	3,401,651		4,056,479		4,217,291		3,109,046		3,187,009

Total net sales and other revenue	16,345,390		20,194,343		22,942,902		16,997,314		18,427,347
Earnings (loss) from continuing operations(e)	95,247		84,380		(481,026)		64,309		84,717
Earnings (loss) per share from continuing operations—diluted	.93		.71		(3.58)		.48		.62
Cash dividends declared per Class A Common share	.315		.225		.170		.160		.030
Balance Sheet Data:
Cash and cash equivalents	$79,003		$116,356		$94,032		$191,504		$60,804
Total assets	2,929,622		5,399,452		4,571,424		5,355,092		5,010,373
Total debt, including current portion(f)	448,323		1,837,604		1,389,646		1,643,917		1,412,800
Shareowners’ equity	$629,064		$1,495,490		$723,249		$1,269,192		$809,509
Other Operating Information:
EBITDA(g)	$219,160		$264,058		$(232,662)		$279,356		$313,668
Ratio of EBITDA to interest expense(h)	7.8	x	4.1	x	(1.7	)x	2.8	x	2.7	x
Ratio of total debt to EBITDA	2.0	x	7.0	x	(6.0	)x	n/a		n/a
Ratio of earnings to fixed charges(i)	5.6	x	2.9	x	n/a		2.1	x	2.1	x
Capital expenditures	$20,835		$40,918		$69,309		$61,095		$24,069

(a)	Includes special charges for merger expenses of $8.6 million, net of income tax benefit of $6.0 million, primarily relating to the termination of a previously proposed merger; and abandonment of capitalized software of $3.2 million, net of income tax benefit of $2.1 million.
(b)	Includes a cash dividend of $0.075 per share declared September 24, 1998 and paid December 1, 1998.
(c)	Includes a special provision for doubtful receivables of $27.8 million, net of income tax benefit of $18.2 million.
(d)	Includes special charges for goodwill impairment of $505.3 million, no income tax effect; provision for doubtful receivables associated with two customers of $40.4 million, net of income tax benefit of $26.3 million; restructuring charge of $6.4 million, net of income tax benefit of $4.3 million; abandonment of capitalized software of $3.8 million, net of income tax benefit of $2.5 million; officer severance of $2.4 million, net of income tax benefit of $1.6 million and impairment of investment of $3.0 million, net of income tax benefit of $2.0 million.
(e)	The following table summarizes the special charges described in notes (a), (c), and (d) above:

	For the Year Ended September 30,			For the Nine Months Ended June 30,
	1998	1999	2000	2000	2001
	(in thousands)
Goodwill impairment	$—	$—	$(505,300)	$—	$—
Special provision for doubtful receivables	—	(46,000)	(66,700)	—	—
Restructuring charge	—	—	(10,670)	—	—
Abandonment of capitalized software	(5,307)	—	(6,309)	—	—
Impairment of investment	—	—	(5,000)	—	—
Officer severance	—	—	(3,973)	—	—
Merger-related expenses	(14,635)	—	—	—	—

Total pre-tax effect	(19,942)	(46,000)	(597,952)	—	—
Income tax benefit	8,178	18,170	36,598	—	—

Effect on earnings from continuing operations	$(11,764)	$(27,830)	$(561,354)	$—	$—

(f)	Total debt includes company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of Bergen.
(g)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because Bergen believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the industry may calculate EBITDA differently than Bergen does. EBITDA is not a measurement of financial performance under US GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of Bergen’s operating performance or any other measures of performance derived in accordance with US GAAP. The table below presents the reconciliation of operating earnings (loss) from continuing operations reported in accordance with US GAAP to EBITDA.

	For the Year Ended September 30,			For the Nine Months Ended June 30,
	1998	1999	2000	2000	2001
	(in thousands)
Operating earnings (loss) from continuing operations	$188,667	$215,290	$(309,600)	$217,449	$264,288

Adjustments:
Depreciation	22,230	29,877	45,594	34,012	33,866
Amortization	9,756	21,165	37,104	27,905	17,407
Impairment of investment	—	—	(5,000)	—	—
Equity in loss of affiliates	(1,493)	(2,274)	(760)	(10)	(1,893)

Total adjustments	30,493	48,768	76,938	61,907	49,380

EBITDA	$219,160	$264,058	$(232,662)	$279,356	$313,668

(h)	Interest expense includes distributions made on company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of Bergen.
(i)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, amortization of deferred financing costs, distributions on trust preferred securities and the portion of rental expense that is representative of the interest factor in these rentals. For the year ended September 30, 2000, earnings before fixed charges were insufficient to cover fixed charges by approximately $451.2 million.

RISK FACTORS

You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before making an investment decision.

Risks Related to the New Notes

Our substantial indebtedness could adversely affect our financial health and adversely impact our ability to repay the new notes.

We are, and will continue after this offering to be, highly leveraged. On December 31, 2002, we had total indebtedness of approximately $2.2 billion and stockholders’ equity of approximately $3.4 billion. We and our subsidiaries will be permitted to incur substantial additional indebtedness in the future. See “Summary Financial Data—AmerisourceBergen,” “Capitalization,” “Description of Other Indebtedness” and “Description of New Notes.”

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements, or to carry out other aspects of our business plan;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes, or to carry out other aspects of our business plan;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, the indenture and our credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe that cash flow from operations and available cash, together with available borrowings under our credit facility, will be adequate to meet our future liquidity needs for at least the next few years. We may, however, need to refinance all or a portion of the principal amount of the notes on or prior to maturity.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under our credit facility in an amount sufficient to enable us to service our indebtedness, including these notes, or to fund our other liquidity needs. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these notes, on commercially reasonable terms or at all.

Your right to receive payments on the new notes is effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness.

The new notes, like the old notes, are unsecured and therefore will be effectively subordinated in right of payment to all of our and the subsidiary guarantors’ current and future secured indebtedness, as well as all of the non-guarantors’ indebtedness.

Upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our secured indebtedness or the secured indebtedness of the guarantors will be entitled to be paid in full from the proceeds of their collateral before any such proceeds may be distributed to the holders of these notes. As a result, our secured creditors will likely recover more in a bankruptcy or similar proceeding than the holders of these notes.

As of December 31, 2002, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $285.0 million under our senior credit facility and $55 million under our Blanco revolving credit facility, and approximately $937.6 million was available for additional borrowing under our credit facility after giving effect to the letters of credit of $62.4 million. We will be permitted to borrow substantial additional indebtedness, including secured indebtedness, in the future under the terms of the indenture. See “Description of Other Indebtedness—Senior Credit Facility.”

Not all of our subsidiaries will guarantee the new notes.

Certain of our subsidiaries will not guarantee the notes. Additionally, under the terms of the indenture, we may, under certain circumstances, designate additional subsidiaries as unrestricted subsidiaries and/or as designated non-guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had completed the exchange of the old notes for the new notes on December 31, 2002, the new notes would have been effectively subordinated to $168 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated less than 1.0% of our operating revenue for the quarter ended December 31, 2002.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make any required repurchases of notes or that restrictions in our credit facility will not allow such repurchases. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of New Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, a note or guarantee could be voided, or claims in respect of a note or guarantee could be subordinated to all other debts of us or that of the guarantor, as the case may be, if, among other things, we or the guarantor, at the time it incurred the indebtedness evidenced by the note or the guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment made by us pursuant to the notes or by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of our creditors or the guarantor, as the case may be.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, we or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to the indebtedness incurred in connection with this offering, will not be insolvent, will not have unreasonably small capital for the businesses in which we and they are engaged and will not incur debts beyond our and their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

There is no public trading market for the new notes and an active trading market may not develop for the new notes.

The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. Credit Suisse First Boston, Banc of America Securities LLC and JP Morgan acted as initial purchasers in connection with the offer and sale of the old notes. The initial purchasers have informed us that they intend to make a market in the new notes. However, these initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Business

AmerisourceBergen may not realize all of the anticipated benefits of the merger of AmeriSource and Bergen.

The success of the merger will depend in part on our ability to realize the anticipated synergies of $150 million per year by the end of fiscal 2004 and growth opportunities from integrating the businesses of AmeriSource and Bergen. Our success in realizing these synergies and growth opportunities, and the timing of this realization, depends on the successful integration of AmeriSource’s and Bergen’s operations. Even if we are able to integrate the business operations of AmeriSource and Bergen successfully, we cannot assure you that this integration will result in the realization of the full benefits of the synergies and growth opportunities that we currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated and the benefits from the merger may be offset by costs incurred in integrating the companies.

Intense competition may erode our profit margins.

The wholesale distribution of pharmaceuticals and related healthcare services is highly competitive. We compete primarily with the following:

•	national wholesale distributors of pharmaceuticals such as Cardinal Health, Inc. and McKesson Corporation;

•	regional and local distributors of pharmaceuticals;

•	chain drugstores that warehouse their own pharmaceuticals;

•	manufacturers who distribute their products directly to customers; and

•	other specialty distributors.

Some of our competitors have greater financial resources than we have. Competitive pressures have contributed to a decline in our pharmaceutical distribution segment gross profit margins on operating revenue to 3.9% in fiscal 2002. This trend may continue and our business could be adversely affected as a result.

PharMerica faces competitive pressure from many other market participants. These competitive pressures could lead to a decline in gross profit margins for PharMerica in the future. In addition, there are relatively few barriers to entry in the local markets served by PharMerica, and PharMerica may encounter substantial competition from new local market entrants. These factors could adversely affect PharMerica’s business in the future.

The changing United States healthcare environment may impact our revenue and income.

Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base, consolidation of competitors, suppliers and customers, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce our income.

Our operating revenue and profitability may suffer upon our loss of, or the bankruptcy or insolvency of, a significant customer.

During the fiscal year ended September 30, 2002, sales to the federal government (including sales under separate contracts with different departments and agencies of the federal government), accounted for approximately 9% of our operating revenue. In addition, we have contracts with group purchasing organizations (“GPOs”) which represent a concentration of buying power among multiple healthcare providers. The loss of a major federal government customer or GPO could lead to a significant reduction in revenue. However, other than the federal government, we have no individual customer that accounted for more than 5% of our fiscal 2002 operating revenue. Including the federal government, our top 10 customers represented approximately 32% of operating revenue during fiscal 2002. Our revenues generated from sales to Merck-Medco Managed Care LLC in fiscal 2002 were approximately 11% of total revenue and 99% of bulk deliveries to customer warehouses.

Failure in our information technology systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue.

Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process orders or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

We operate our full-service pharmaceutical distribution facilities on two different centralized management information systems. One is the former AmeriSource system and the other is the former Bergen system. We continue to integrate the systems into the former Bergen system, while maintaining our customers’ ability to access the system through the order-entry system used by either company. During systems conversions of this type, workflow may be temporarily interrupted, which may cause interruptions in customer service. In addition, the implementation process, including the transfer of databases and master files to new data centers, presents significant conversion risks which could cause failures in our IT systems and disrupt our operations.

Our operations may suffer if government regulations regarding pharmaceuticals change.

The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state, federal and international laws, which include the operating and security standards of the United States Drug Enforcement Administration, or DEA, the United States Food and Drug Administration, or FDA, various state boards of pharmacy and comparable agencies. These changes may affect our operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies and packaging of pharmaceuticals. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of the business.

If we fail to comply with extensive laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Contractual relationships with pharmaceutical manufacturers and healthcare providers subject our business to provisions of the federal Social Security Act which, among other things, (i) preclude persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

If key managers leave the Company, our operating results may be adversely affected.

We depend on our senior management. If some of these employees leave us, operating results could be adversely affected. We cannot be assured that we will be able to retain these or any other key employees.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

Our activities subject us to numerous federal and state laws and regulations governing the collection, dissemination, use, security and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and related rules and regulations, or Privacy Laws. For example, as part of PharMerica’s pharmaceutical dispensing, medical record keeping, third party billing and other services, we collect and maintain patient-identifiable health information, which activities may trigger certain requirements under the Privacy Laws. The costs associated with our efforts to comply with the Privacy Laws could be substantial. Moreover, if we fail to comply with certain Privacy Laws, we could suffer civil and criminal penalties. We can provide no assurance that the costs incurred in complying or penalties we may incur for failure to comply with the Privacy Laws will not have a material effect on us.

Our growth may be limited and our operating results and/or financial condition may be adversely affected if we are unable to identify suitable acquisition candidates or if we undertake acquisitions of businesses that do not perform as we expect.

Since 1995, and prior to the merger of AmeriSource and Bergen, each of AmeriSource and Bergen completed several acquisitions. Through these acquisitions and other investments, AmeriSource and Bergen expanded their respective geographic presence and breadth of service offerings. Since the merger, AmerisourceBergen has continued, and expects to continue, to acquire companies as an element of our growth strategy. Acquisitions are among the ways by which we seek to expand our presence in strategically important markets and to expand the breadth and scope of our ancillary businesses and service offerings. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, many of which will not proceed beyond the assessment, discussion and/or negotiation stages. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

•	the difficulties in the integration of the operations, technologies, services and products of the acquired companies;

•	the diversion of our management’s attention from other business concerns;

•	the assumption of unknown liabilities;

•	the failure to achieve the strategic objectives of these acquisitions or the projected results of the acquired businesses; and

•	other unforeseen difficulties.

We cannot assure you that we will be able to consummate any future acquisitions. Our acquisition strategy may be limited, among other things, by the availability of suitable acquisition candidates and our ability to consummate future acquisitions on terms satisfactory to us. Furthermore, we cannot assure you that completed acquisitions will perform as we expect.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the sale of the old notes was about $295 million. We used the net proceeds from the sale of the old notes to repay $15 million of the term loan under our senior credit facility and to repay $150 million in aggregate principal amount of Bergen 7 3/8% senior notes due 2003. In addition, we intend to redeem approximately $124 million in aggregate principal amount of PharMerica 8 3/8% senior subordinated notes due 2008, at a redemption price equal to 104.19% of the principal amount thereof, when they become callable on April 1, 2003.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended September 30, 1998	Year Ended September 30, 1999	Year Ended September 30, 2000	Year Ended September 30, 2001	Year Ended September 30, 2002	Three Months Ended December 31, 2002

Ratio of Earnings to Fixed Charges	2.3x	3.2x	4.3x	4.6x	4.6x	4.9x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include income before taxes and fixed charges (adjusted for interest capitalized during the period). “Fixed charges” include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.

AMERISOURCEBERGEN AND BERGEN

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Historical Financial Data

The following tables present (i) selected historical financial data of AmerisourceBergen and (ii) selected historical financial data of Bergen.

AmerisourceBergen

Selected Historical Financial Data

On August 29, 2001, AmeriSource and Bergen merged to form the Company. The merger was accounted for as an acquisition of Bergen under the purchase method of accounting. Accordingly, the results of operations and the balance sheet information in the table below reflect only the operating results and financial position of AmeriSource for fiscal years ended September 30, 2000 and prior. The financial data for the fiscal year ended September 30, 2001 reflects the operating results for the full year of AmeriSource and approximately one month of Bergen, and the financial position of the combined company. The following table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, incorporated by reference in this prospectus.

	As of or for the Year Ended September 30,					As of or for the Three Months Ended December 31,
	1998(a)	1999(b)	2000(c)	2001(d)	2002(e)	2001(f)	2002(g)
	(in thousands, except per share amounts)
Statement of Operations Data:
Operating revenue	$9,373,482	$9,760,083	$11,609,995	$15,822,635	$40,240,714	$9,686,276	$11,106,905
Bulk deliveries to customers’ warehouses	129,555	47,280	35,026	368,718	4,994,080	1,382,504	1,327,628

Total revenue	9,503,037	9,807,363	11,645,021	16,191,353	45,234,794	11,068,780	12,434,533
Net income(h)(i)	46,030	67,466	99,014	123,796	344,941	67,883	92,739
Earnings per share—diluted	.91	1.31	1.90	2.10	3.16	0.63	0.84
Cash dividends declared per common share	—	—	—	—	0.10	0.025	0.025
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$90,344	$59,497	$120,818	$297,626	$663,340	$256,689	$366,776
Total assets	1,726,272	2,060,599	2,458,567	10,291,245	11,213,012	10,933,320	11,959,172
Total debt, including current portion(j)	540,327	559,127	413,675	1,874,379	1,817,313	2,264,141	2,202,704
Stockholders’ equity	$75,355	$166,277	$282,294	$2,838,564	$3,316,338	$2,918,053	$3,420,024

(a)	Includes $11.2 million of merger costs, net of income tax benefit of $7.2 million and $5.1 million of costs related to facility consolidations and employee severance, net of income tax benefit of $3.2 million.
(b)	Includes $9.3 million of costs related to facility consolidations and employee severance, net of income tax benefit of $2.4 million and $2.7 million of merger costs, net of income tax benefit of $0.5 million. Additionally, includes $3.4 million of costs related to the extinguishment of debt, net of income tax benefit of $2.0 million.
(c)	Includes a $0.7 million reversal of costs related to facility consolidations and employee severance, net of income taxes of $0.4 million.
(d)	Includes $8.0 million of merger costs, net of income tax benefit of $5.1 million, $6.8 million of costs related to facility consolidation and employee severance, net of income tax benefit of $4.1 million, and a $1.7 million reduction in a reserve for an environmental liability, net of income taxes of $1.0 million.
(e)	Includes $14.6 million of merger costs, net of income tax benefits of $9.6 million.
(f)	Includes $4.5 million of merger costs, net of income tax benefits of $3.0 million.
(g)	Includes $0.7 million of costs related to employee severance, net of income tax benefit of $0.4 million. Additionally includes a $1.5 million reversal of costs related to facility consolidations and employee severance, net of income taxes of $1.0 million.

(h)	In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4,44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). The adoption of SFAS No. 145 required that previously reported losses on extinguishment of debt, that were classified as extraordinary items, be reclassified. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 were effective for fiscal years beginning after May 15, 2002. Accordingly, we have reclassified $3.4 million, net of taxes, of losses on the extinguishment of debt in fiscal 1999 to interest expense.
(i)	As of October 1, 2001, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which revises the accounting and financial reporting standards for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. In accordance with the transition provisions of SFAS No. 142, we did not amortize goodwill arising from the merger in fiscal 2001. In fiscal 2002, we discontinued the amortization of all goodwill. Pursuant to SFAS No. 142, we were required to complete an initial impairment test of goodwill within six months of adopting the standard, with any impairment charges recorded as a cumulative effect of a change in accounting principle. We completed our initial impairment test in the quarter ended March 31, 2002 and determined that no impairment existed. We completed our annual impairment test in the fourth quarter of fiscal 2002 and determined that no impairment existed. Had the Company not amortized goodwill during fiscal 1997 through fiscal 2001 and for the three months ended December 31, 2001, diluted earnings per share would have been unchanged or $0.01 to $0.02 higher than the reported amounts for the respective periods.
(j)	Total debt includes company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of the Company.

Bergen

Selected Historical Financial Data

The selected historical financial data of Bergen has been derived from the consolidated financial statements and related notes of Bergen for each of the fiscal years in the four-year period ended September 30, 2000 and the consolidated financial statements for the nine months ended June 30, 2001 and 2000. Merger costs in all periods relate to merger activity other than the AmeriSource merger. The following table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, incorporated by reference in this prospectus.

	As of or for the Year Ended September 30,			As of or for the Nine Months Ended June 30,
	1998(a)(b)	1999(c)	2000(d)	2000	2001
	(in thousands, except per share amounts)
Statement of Earnings Data:
Net sales and other revenue:
Excluding bulk shipments to customers’ warehouses	$12,943,739	$16,137,864	$18,725,611	$13,888,268	$15,240,338
Bulk shipments to customers’ warehouses	3,401,651	4,056,479	4,217,291	3,109,046	3,187,009

Total net sales and other revenue	16,345,390	20,194,343	22,942,902	16,997,314	18,427,347
Earnings (loss) from continuing operations(e)	95,247	84,380	(481,026)	64,309	84,717
Earnings (loss) per share from continuing operations—diluted	.93	.71	(3.58)	.48	.62
Cash dividends declared per Class A Common share	.315	.225	.170	.160	.030
Balance Sheet Data:
Cash and cash equivalents	$79,003	$116,356	$94,032	$191,504	$60,804
Total assets	2,929,622	5,399,452	4,571,424	5,355,092	5,010,373
Total debt, including current portion(f)	448,323	1,837,604	1,389,646	1,643,917	1,412,800
Shareowners’ equity	$629,064	$1,495,490	$723,249	$1,269,192	$809,509

(a)	Includes special charges for merger expenses of $8.6 million, net of income tax benefit of $6.0 million, primarily relating to the termination of a previously proposed merger; and abandonment of capitalized software of $3.2 million, net of income tax benefit of $2.1 million.
(b)	Includes a cash dividend of $0.075 per share declared September 24, 1998 and paid December 1, 1998.
(c)	Includes a special provision for doubtful receivables of $27.8 million, net of income tax benefit of $18.2 million.
(d)	Includes special charges for goodwill impairment of $505.3 million, no income tax effect; provision for doubtful receivables associated with two customers of $40.4 million, net of income tax benefit of $26.3 million; restructuring charge of $6.4 million, net of income tax benefit of $4.3 million; abandonment of capitalized software of $3.8 million, net of income tax benefit of $2.5 million; officer severance of $2.4 million, net of income tax benefit of $1.6 million; and impairment of investment of $3.0 million, net of income tax benefit of $2.0 million.

(e)	The following table summarizes the special charges described in notes (a), (c), and (d) above:

	For the Year Ended September 30,			For the Nine Months Ended June 30,
	1998	1999	2000	2000	2001
	(in thousands)
Goodwill impairment	$—	$—	$(505,300)	$—	$—
Special provision for doubtful receivables	—	(46,000)	(66,700)	—	—
Restructuring charge	—	—	(10,670)	—	—
Abandonment of capitalized software	(5,307)	—	(6,309)	—	—
Impairment of investment	—	—	(5,000)	—	—
Officer severance	—	—	(3,973)	—	—
Merger-related expenses	(14,635)	—	—	—	—

Total pre-tax effect	(19,942)	(46,000)	(597,952)	—	—
Income tax benefit	8,178	18,170	36,598	—	—

Effect on earnings from continuing operations	$(11,764)	$(27,830)	$(561,354)	$—	$—

(f)	Total debt includes company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debt securities of Bergen.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued and sold the old notes to the initial purchasers on November 18, 2002. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated November 18, 2002 under which we agreed:

•	on or before February 14, 2003, to prepare and file with the Securities and Exchange Commission the registration statement of which this prospectus is a part;

•	on or before May 16, 2003, to use our best efforts to cause the registration statement to become effective under the Securities Act;

•	upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

•	to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

The registration statement to which this prospectus relates is intended to satisfy in part our obligations relating to the old notes under the registration rights agreement.

Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not our affiliate, as that term is interpreted by the Securities and Exchange Commission.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Terms of The Exchange Offer; Period For Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on May 2, 2003, unless extended by us, in our sole discretion.

As of the date of this prospectus, $300.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about March 31,

2003 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “— Conditions to the Exchange Offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to J.P. Morgan Trust Company, National Association at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

•	certificates for the old notes along with the Letter of Transmittal, or

•	prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, or

•	the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the Letter of Transmittal; or

•	for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner’s old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner’s name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

•	neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Acceptance of Old Notes For Exchange; Delivery Of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from November 18, 2002. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from November 18, 2002. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company’s system may utilize The Depository Trust Company’s Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account in accordance with The Depository Trust Company’s Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent’s message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

•	the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the principal amount of the old notes); and

•	where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date of the exchange offer.

Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of new notes for the old notes, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

J.P. Morgan Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the address set forth below:

J.P. Morgan Trust Company, National Association

Institutional Trust Services

2001 Bryan Street, 9th Floor

Dallas, Texas 75202

Attention: Mr. Frank Ivins [Confidential]

Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

J.P. Morgan Trust Company, National Association

560 Mission Street

13th Floor

San Francisco, California 94105

Attention: James Nagy

(415) 315-7533

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences Of Failure To Exchange; Resales Of New Notes

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 7 1/4% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (1) if because of any change in law or in applicable interpretations by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer, (2) if the exchange offer is not consummated by June 15, 2003, (3) if any initial purchaser so requests that the old notes not eligible be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer or (4) if any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) is not eligible to participate in the exchange offer or, in the case of any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) that participates in the exchange offer, does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

DESCRIPTION OF CAPITAL STOCK

For description of AmerisourceBergen’s Capital Stock, see Amendment 2 to Form S-4 filed with the Securities and Exchange Commission on July 27, 2001, the “Description of AmerisourceBergen Capital Stock” portion of which is incorporated by reference herein.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

We have a $1.3 billion senior secured credit facility with a syndicate of lenders. Our senior credit facility consists of a $1.0 billion revolving credit facility and a $300 million term loan facility, both maturing in August 2006. Our term facility has scheduled maturities on a quarterly basis beginning on December 31, 2002, totaling $60 million in each of fiscal 2003 and 2004, and $80 million and $100 million in fiscal 2005 and 2006, respectively. Interest on borrowings under our senior credit facility accrues at specified rates based on our debt ratings. Such rates range from 1.0% to 2.5% over LIBOR or 0% to 1.5% over prime. Currently, the rate is 1.5% over LIBOR or .50% over prime. Availability under the revolving credit facility is reduced by the amount of outstanding letters of credit ($62.4 million at September 30, 2002). We pay quarterly commitment fees to maintain the availability under the revolving credit facility at specified rates based on our debt ratings ranging from .25% to .50% of the unused availability. Currently, the rate is .375%. We can choose to repay or reduce our commitments under our senior credit facility at any time.

Our senior credit facility contains affirmative covenants usual for facilities and transactions of this type. These covenants include the following:

•	satisfactory insurance;

•	payment of taxes;

•	delivery of financial statements;

•	maintenance of properties; and

•	compliance with laws.

Our senior credit facility also contains negative covenants restricting our ability to:

•	incur indebtedness;

•	create liens;

•	enter into sale/leaseback arrangements;

•	pay dividends and distributions;

•	incur capital expenditures;

•	merge, acquire and dispose of assets;

•	make investments;

•	enter into transactions with affiliates;

•	make changes in businesses conducted; and

•	amend certain material documents.

Additional covenants require compliance with specified financial ratios, including a leverage ratio and a fixed charge ratio and maintenance of minimum tangible net worth. Obligations under our senior credit facility are unconditionally guaranteed by our current domestic subsidiaries, and will be unconditionally guaranteed by our future domestic subsidiaries, in each case, with certain exceptions.

AmeriSource Securitization

Effective May 14, 1999, AmeriSource Corporation, through a consolidated wholly owned special-purpose entity, established a receivables securitization facility (the “ARFC Securitization Facility”). As amended, the ARFC Securitization Facility provides a total commitment of $400 million. Effective October 1, 2002, the Company effected an internal reorganization merging several of its subsidiaries. In particular, Bergen was merged with and into AmeriSource and AmeriSource changed its name to AmerisourceBergen Services Corporation. In addition, Bergen Brunswig Drug Company was merged with and into AmeriSource Corporation and AmeriSource Corporation changed its name to AmerisourceBergen Drug Corporation. In connection with such reorganization, both the ARFC Securitization Facility and the Blue Hill Securitization Program described below were amended to permit such reorganization and provide for the designation of the trade receivables of the merged AmerisourceBergen Drug Corporation which would be sold into the AFRC Securitization Facility and the Blue Hill Securitization Program. In connection with the ARFC Securitization Facility, AmerisourceBergen Drug Corporation sells on a revolving basis certain accounts receivables to a 100%-owned special purpose entity (“AFRC”), which in turn sells a percentage ownership interest in the receivables to a commercial paper conduit sponsored by a financial institution. AmerisourceBergen Drug Corporation is the servicer of the accounts receivables under the ARFC Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount receivable under the facility.

The ARFC Securitization Facility has an expiration date of May 2004, although in certain circumstances the ARFC Securitization Facility may be terminated prior to such date. Interest is at a rate at which funds are obtained by the financial institution to fund the receivables (short-term commercial paper rates) plus a program fee of 38.5 basis points (2.12% at September 30, 2002). In order to borrow available amounts under this securitization facility, a back-up 364 day liquidity facility is required to be in place. The current liquidity facility expires in May 2003. AmerisourceBergen Drug Corporation is required to pay a commitment fee of 25 basis points on any unused credit in excess of $25 million.

The agreements governing the ARFC Securitization Facility contain restrictions and covenants which include limitations on the following:

•	incurrence of additional indebtedness;

•	the making of certain restricted payments;

•	issuance of preferred stock;

•	creation of certain liens; and

•	certain corporate acts such as mergers, consolidations and sale of substantially all assets.

Bergen Securitization

Effective December 20, 2000, Bergen Brunswig Drug Company, through a consolidated wholly owned special-purpose entity, established a receivables securitization facility (the “Blue Hill Securitization Program”). As amended, the Blue Hill Securitization Program provides a total commitment of $450 million. In connection with the reorganization of Bergen Brunswig Drug Company and AmeriSource Corporation described above, the Blue Hill Securitization Program was amended to permit such reorganization and provide for the designation of the trade receivables of AmerisourceBergen Drug Corporation which would be sold into the Blue Hill Securitization Program. In connection with the Blue Hill Securitization Program, AmerisourceBergen Drug Corporation sells on a revolving basis certain accounts receivables to a 100%-owned special purpose entity

(“Blue Hill”), which in turn sells a percentage ownership interest in the receivables to a commercial paper conduit sponsored by a financial institution. AmerisourceBergen Drug Corporation is the servicer of the accounts receivables under the Blue Hill Securitization Program. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount receivable under the program. The Blue Hill Securitization Program has an expiration date of December 2005. In December 2002, the total commitment under the Blue Hill Securitization Program was increased up to $700 million for the period through December 2003.

Interest is at short-term commercial paper rates plus a program fee of 75 basis points (2.49% at September 30, 2002). AmerisourceBergen Drug Corporation is required to pay a commitment fee of 25 basis points on any unused credit.

The agreements governing the Blue Hill Securitization Program contains restrictions and covenants which include limitations on the following:

•	incurrence of additional indebtedness;

•	the making of certain restricted payments;

•	issuance of preferred stock;

•	creation of certain liens; and

•	certain corporate acts such as mergers, consolidations and sale of substantially all assets.

Transactions under the ARFC Securitization Facility and the Blue Hill Securitization Program are accounted for as borrowings in accordance with SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

Blanco Revolving Credit Facility

One of our subsidiaries has a $55 million bank revolving credit facility which expires on May 20, 2003. Borrowings under the facility bear interest at 0.35% above LIBOR. Borrowings under the facility are secured by a standby letter of credit under the senior credit facility for which we incur a fee of 1.625%, and therefore we are effectively financing this debt on a long-term basis through that arrangement.

AmerisourceBergen 8 1/8% Senior Notes

In connection with the merger, we issued $500 million of 8 1/8% senior notes due September 1, 2008 (the “8 1/8% Notes”). The 8 1/8% Notes are redeemable at our option at any time before maturity at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and, under some circumstances, a redemption premium. Interest on the 8 1/8% Notes is payable on March 1 and September 1 of each year, commencing March 1, 2002.

The indenture governing the 8 1/8% Notes contains covenants, subject to certain exceptions, restricting our ability and the ability of certain of our subsidiaries to incur additional indebtedness; create certain liens; pay dividends or make other equity distributions; purchase or redeem capital stock; make investments; sell assets or consolidate or merge with or into other companies; engage in transactions with subsidiaries and affiliates; and enter into sale and leaseback transactions.

Bergen Senior Notes

On December 1, 1992, Bergen filed a $400 million shelf registration relating to debt securities which may be either senior or subordinated in priority of payment. Also on December 1, 1992, Bergen entered into a senior indenture (the “Indenture”) with Chemical Trust Company of California, as senior trustee. The senior notes set forth below were issued pursuant to the shelf registration and the Indenture.

7 1/4% Senior Notes

On May 23, 1995, Bergen (now known as AmerisourceBergen Services Corporation) sold $100 million in aggregate principal amount of unsecured 7 1/4% senior notes due June 1, 2005. The 7 1/4% notes are not redeemable prior to maturity and are not entitled to any sinking fund. Interest on the 7 1/4% notes is payable semi-annually on June 1 and December 1 of each year.

The Indenture contains covenants restricting the issuer’s ability and the ability of certain of Bergen’s subsidiaries to incur or permit to exist liens on their assets, except for permitted liens and to enter into sale and leaseback transactions, except permitted sale and leaseback transactions. The failure of the issuer and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 7 1/4% notes and can lead to the acceleration of the payment of the 7 1/4% notes.

AmeriSource 5% Convertible Subordinated Notes

In December 2000, AmeriSource (now known as AmerisourceBergen Services Corporation) issued $300 million of 5% convertible subordinated notes due December 1, 2007 (the “5% Notes”). The 5% Notes were originally convertible into Class A common stock of AmeriSource at $52.97 per share. Upon consummation of the merger, we entered into a supplemental indenture providing that each of the 5% Notes would thereafter be convertible into the number of shares of our common stock which the note holder would have received in the merger if the note holder had converted the 5% Notes immediately prior to the merger. The 5% Notes are convertible at any time before their maturity or their prior redemption or repurchase by us. On or after December 3, 2004, we have the option to redeem all or a portion of the 5% Notes that have not been previously converted. Interest on the 5% Notes is payable on June 1 and December 1 of each year, with the first payment made on June 1, 2001. Net proceeds from the 5% Notes of approximately $290.6 million were used to repay existing borrowings, and for working capital and other general corporate purposes. In connection with the issuance of the 5% Notes, the issuer incurred approximately $9.4 million of costs which were deferred and are being amortized over the term of the issue.

PharMerica 8 3/8% Senior Subordinated Notes

On October 29, 2001, PharMerica, a wholly-owned subsidiary of AmerisourceBergen, completed a tender offer to purchase the remaining $123.5 million of its 8 3/8% notes which were not repurchased on the merger date. No notes were tendered in response to the offer, which was required as a result of the merger according to the terms of the indenture under which the 8 3/8% notes were issued. The notes receive interest on April 1 and October 1 of each year and are redeemable at our option at a redemption price equal to 104.19% of the aggregate principal amount to be redeemed, plus accrued and unpaid interest thereon through the date of redemption. The indenture contains certain restrictions on the sale, lease, conveyance or other disposition of assets, and the issuance or sale of equity interests, of PharMerica and certain of its subsidiaries.

Bergen 6 7/8% Exchangeable Subordinated Debentures

In July 1986, Bergen (now known as AmerisourceBergen Services Corporation) issued $43 million of unsecured 6 7/8% exchangeable subordinated debentures due July 2011. During March 1990, $32.1 million principal amount of the 6 7/8% debentures was tendered and purchased pursuant to an offer from the issuer. Since March 1990, the issuer has redeemed an additional $2.5 million in aggregate principal amount plus accrued interest. The remaining unredeemed 6 7/8% debentures receive interest on January 15 and July 15 of each year.

The failure of the issuer and some of its subsidiaries to pay specific indebtedness when due constitutes, among other things, an event of default under the 6 7/8% debentures and can lead to the acceleration of the payment of the 6 7/8% debentures.

Bergen Trust Preferred Securities

In connection with the merger, the Company assumed Bergen’s Capital I Trust (the “Trust”), a wholly owned subsidiary of Bergen (now known as AmerisourceBergen Services Corporation). In May 1999, the Trust issued 12,000,000 shares of 7.80% Trust Originated Preferred SecuritiesSM (TOPrSSM) (the “Trust Preferred Securities”) at $25 per security. The proceeds of such issuances were invested by the Trust in $300 million in aggregate principal amount of Bergen’s 7.80% subordinated deferrable interest notes due June 30, 2039 (the “Subordinated Notes”). The Subordinated Notes represent the sole assets of the Trust and bear interest at the annual rate of 7.80%, payable quarterly, and are redeemable by the Company beginning in May 2004 at 100% of the principal amount thereof. The Trust paid cash distributions of $23.4 million in fiscal 2002. The obligations of the Trust related to the Preferred Securities are fully and unconditionally guaranteed by the Company.

Holders of the Trust Preferred Securities are entitled to cumulative cash distributions at an annual rate of 7.80% of the liquidation amount of $25 per security. The Trust Preferred Securities will be redeemable upon any repayment of the Subordinated Notes at 100% of the liquidation amount beginning in May 2004.

Bergen (now known as AmerisourceBergen Services Corporation), under certain conditions, may cause the Trust to defer the payment of distributions for successive periods of up to 20 consecutive quarters. During such periods, accrued distributions on the Trust Preferred Securities will compound quarterly at an annual rate of 7.80%. So long as Trust Preferred Securities remain outstanding, there are certain restrictions on the Company’s ability to declare or pay distributions on its capital stock; redeem, purchase or make a liquidation payment on any of its capital stock; and make interest, principal or premium payments on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Notes.

In connection with the purchase price allocation, the carrying value of the Trust Preferred Securities was adjusted to fair value based on quoted market prices on the date of the merger. The difference between the fair value and the face amount of the Trust Preferred Securities is accreted to redemption value over the remaining term of the Trust Preferred Securities and is recorded as an increase in interest expense on the consolidated statement of operations.

The Subordinated Notes and the related Trust investment in the Subordinated Notes have been eliminated in consolidation and the Trust Preferred Securities are reflected as outstanding debt in the accompanying consolidated balance sheet.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “AmerisourceBergen” refers only to AmerisourceBergen Corporation and not to any of its subsidiaries.

AmerisourceBergen will issue the new notes under an indenture among itself, the guarantors and J.P. Morgan Trust Company, National Association, as trustee. See “Transfer Restrictions.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the New Notes and the Guarantees

The notes:

•	are general unsecured obligations of AmerisourceBergen;

•	are pari passu in right of payment with any future or existing unsecured senior Indebtedness of AmerisourceBergen;

•	are senior in right of payment to any future subordinated Indebtedness of AmerisourceBergen; and

•	are unconditionally guaranteed by each of the Domestic Subsidiaries of AmerisourceBergen (other than the Designated Non-Guarantors).

However, the notes are effectively subordinated in right of payment to all existing and future secured debt of AmerisourceBergen and the guarantors, including all borrowings under the Credit Agreement. See “Risk Factors—Your right to receive payments on the notes is effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness.” Assuming we had completed this offering of notes and applied the net proceeds as intended, as of September 30, 2002, AmerisourceBergen would have had $285 million of secured debt outstanding under our senior credit facility and $55 million under Blanco’s revolving credit facility, and an additional approximately $938 million would have been available for borrowing on a secured basis under the Credit Agreement. The indenture permits us to incur additional secured debt under certain circumstances.

All of our subsidiaries are “Restricted Subsidiaries” and will be guarantors, except the Receivables Subsidiaries established in connection with our accounts receivables securitization facilities, which will not be Restricted Subsidiaries and will not guarantee the notes, and except that the Designated Non-Guarantors will not guarantee the notes. Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. The Designated Non-Guarantors held less than 3% of our assets as of September 30, 2002 and accounted for less than 3% of our operating revenue for the fiscal year ended September 30, 2002.

Principal, Maturity and Interest

AmerisourceBergen will issue notes with a maximum aggregate principal amount of $300.0 million in this offering. AmerisourceBergen may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

AmerisourceBergen will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2012.

Interest on the notes will accrue at the rate of 7 1/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2003. AmerisourceBergen will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Notes

If a Holder has given wire transfer instructions to AmerisourceBergen, AmerisourceBergen will pay, or cause to be paid, all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless AmerisourceBergen elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar. AmerisourceBergen may change the paying agent or registrar without prior notice to the Holders of the notes, and AmerisourceBergen or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. AmerisourceBergen may require a Holder to pay all taxes and fees required by law or permitted by the Indenture. AmerisourceBergen is not required to transfer or exchange any note selected for redemption. Also, AmerisourceBergen is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be guaranteed by each of AmerisourceBergen’s current and future Domestic Subsidiaries, other than the Designated Non-Guarantors. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than AmerisourceBergen or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee or by operation of law; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of AmerisourceBergen, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of AmerisourceBergen, if the sale complies with the “Asset Sale” provisions of the indenture; or

(3)	if AmerisourceBergen designates a Guarantor to be an Unrestricted Subsidiary in accordance with the indenture.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

The notes will not be redeemable at the option of AmerisourceBergen except as set forth in the following paragraph.

The notes may be redeemed, in whole or in part, at any time at the option of AmerisourceBergen upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the greater of:

(1)	101% of the principal amount thereof; or

(2)	as determined by an Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the applicable date of redemption.

Unless AmerisourceBergen defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

Mandatory Redemption

AmerisourceBergen is not required to make mandatory redemption or sinking fund payments with respect to the notes except as set forth below under “—Repurchase at the Option of Holders.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require AmerisourceBergen to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, AmerisourceBergen will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 90 days following any Change of Control, AmerisourceBergen will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. AmerisourceBergen will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, AmerisourceBergen will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, AmerisourceBergen will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by AmerisourceBergen.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require AmerisourceBergen to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that AmerisourceBergen repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

AmerisourceBergen will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by AmerisourceBergen and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The agreements governing AmerisourceBergen’s other debt currently prohibit AmerisourceBergen from purchasing any notes, and also provides that certain change of control or asset sale events with respect to AmerisourceBergen would constitute a default under those agreements. Any future credit agreements or other agreements relating to other senior debt to which AmerisourceBergen becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when

AmerisourceBergen is prohibited from purchasing notes, AmerisourceBergen could seek the consent of its other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If AmerisourceBergen does not obtain such a consent or repay such borrowings, AmerisourceBergen will remain prohibited from purchasing notes. In such case, AmerisourceBergen’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under such secured debt.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AmerisourceBergen and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require AmerisourceBergen to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AmerisourceBergen and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	AmerisourceBergen (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by AmerisourceBergen’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by AmerisourceBergen or such Restricted Subsidiary is in the form of cash; provided that this 75% limitation shall not apply to any Asset Sale in which the after-tax cash or Cash Equivalents portion of the consideration received is equal or greater than what the net after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on AmerisourceBergen’s or such Restricted Subsidiary’s most recent balance sheet, of AmerisourceBergen or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;

(b)	any securities, notes or other obligations received by AmerisourceBergen or any such Restricted Subsidiary from such transferee that are delivered within 20 days of the sale, subject to ordinary settlement periods, converted by AmerisourceBergen or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any payment of secured debt secured by the assets sold in the Asset Sale;

(d)	Cash Equivalents;

(e)	long-term assets that are used or useful in a Permitted Business; and

(f)	the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen of such Capital Stock (i) such Person becomes a Restricted Subsidiary of AmerisourceBergen or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, AmerisourceBergen may apply those Net Proceeds at its option to one or more of the following:

(1)	to repay Indebtedness under a Credit Facility (and to effect a corresponding commitment reduction if such Indebtedness is revolving credit Indebtedness);

(2)	to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure; or

(4)	to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365-day period) other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, AmerisourceBergen may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, AmerisourceBergen will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, AmerisourceBergen may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

AmerisourceBergen will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, AmerisourceBergen will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

The indenture contains the following provisions relating to covenants.

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, if such person ceases to rate the notes for reasons outside of the control of AmerisourceBergen, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by AmerisourceBergen as a replacement agency) (such date being the “Rating Event Date”); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any changes in the rating of the notes, the covenants specifically listed under the following captions in this prospectus will no longer be applicable to the notes:

(1)	“—Repurchase at the Option of Holders-Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;” and

(7)	clause (4)(b) of the covenant listed under “—Merger, Consolidation or Sale of Assets.”

There can be no assurance that a Rating Event Date will occur or, if one occurs, that the notes will continue to maintain an investment grade rating.

Restricted Payments

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of AmerisourceBergen’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving AmerisourceBergen or any of its Restricted Subsidiaries) or to the direct or indirect holders of AmerisourceBergen’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of AmerisourceBergen or to AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving AmerisourceBergen) any Equity Interests of AmerisourceBergen or any direct or indirect parent of AmerisourceBergen (other than Equity Interests owned by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or any guarantee of the notes (other than Indebtedness between or among AmerisourceBergen and its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	AmerisourceBergen would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by AmerisourceBergen and its Restricted Subsidiaries since August 14, 2001 (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of AmerisourceBergen for the period (taken as one accounting period) from July 1, 2001 to the end of AmerisourceBergen’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by AmerisourceBergen since August 14, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of AmerisourceBergen (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of AmerisourceBergen that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of AmerisourceBergen), plus

(c)	to the extent that any Restricted Investment that was made after August 14, 2001 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d)	if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors of AmerisourceBergen) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to AmerisourceBergen or any of its Restricted Subsidiaries, the amount of any such dividends or distributions made after August 14, 2001.

As of September 30, 2002, the amount that would have been available to AmerisourceBergen for Restricted Payments pursuant to this clause (3) would have been $294.2 million.

The preceding provisions will not prohibit any of the following:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of AmerisourceBergen or any Restricted Subsidiary or of any Equity Interests of AmerisourceBergen in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of AmerisourceBergen) of, Equity Interests of AmerisourceBergen (other than Disqualified Stock) or from the net cash proceeds of an equity capital contribution to AmerisourceBergen; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of AmerisourceBergen or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness, so long as no Default has occurred and is continuing or would be caused thereby;

(4)	the payment of any dividend by a Restricted Subsidiary of AmerisourceBergen to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen held by any member of AmerisourceBergen’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, so long as no Default has occurred and is continuing or would be caused thereby; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period;

(6)	the declaration or payment of dividends or advances to AmerisourceBergen for expenses incurred by AmerisourceBergen in its capacity as a holding company that are attributable to the operations of AmerisourceBergen and its Restricted Subsidiaries;

(7)	the repurchase of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(8)	the defeasance, redemption, repurchase or other acquisition of any Indebtedness subordinated or pari passu in right of payment to the notes at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon, in the event of a Change of Control; provided that prior to or contemporaneously with such repurchase, AmerisourceBergen has made the Change of Control Offer with respect to the notes required by the indenture and has repurchased all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer; or

(9)	other Restricted Payments in an aggregate amount not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by AmerisourceBergen or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of AmerisourceBergen, whose determination will be conclusive. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (9) above or is entitled to be made pursuant to the first paragraph of this covenant, AmerisourceBergen shall, in its sole discretion, classify such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and AmerisourceBergen will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that AmerisourceBergen or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for AmerisourceBergen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by AmerisourceBergen and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of AmerisourceBergen and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(a)	$1.4 billion less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by AmerisourceBergen or any of its Restricted Subsidiaries since August 14, 2001 to repay any term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction, in each case with the Net Proceeds of an Asset Sale pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and

(b)	the Borrowing Base;

(2)	the incurrence by AmerisourceBergen and its Restricted Subsidiaries of the Existing Indebtedness and their existing guarantees;

(3)	the incurrence by AmerisourceBergen and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (15) of this paragraph;

(5)	the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of intercompany Indebtedness between or among AmerisourceBergen and any of its Restricted Subsidiaries; provided, however, that:

(a)	if AmerisourceBergen or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of AmerisourceBergen, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen; will be deemed, in each case, to constitute an incurrence of such Indebtedness by AmerisourceBergen or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)	the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or Hedging Obligations with respect to foreign currency translations;

(7)	the guarantee by AmerisourceBergen or any of the Guarantors of Indebtedness of AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen that was permitted to be incurred by another provision of this covenant or that was in existence on August 14, 2001;

(8)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to AmerisourceBergen or to any Restricted Subsidiary of AmerisourceBergen or their assets (other than such Receivables Subsidiary and its assets and, as to AmerisourceBergen or any Subsidiary of AmerisourceBergen, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

(10)	Indebtedness of AmerisourceBergen or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to AmerisourceBergen or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(11)	Indebtedness arising from agreements of AmerisourceBergen or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assume in connection with the disposition of any business, asset or Equity Interests; provided that the maximum aggregate liability of all such Indebtedness shall at not time exceed the gross proceeds actually received by AmerisourceBergen and its Restricted Subsidiaries in connection with such disposition;

(12)	obligations in respect of performance and surety bonds and completion guarantees provided by AmerisourceBergen or any Restricted Subsidiary in the ordinary course of business;

(13)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(14)	the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of guarantees of Indebtedness of customers or suppliers in an aggregate amount at any one time outstanding not to exceed $20.0 million; and

(15)	the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $80.0 million.

AmerisourceBergen will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of AmerisourceBergen unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of AmerisourceBergen will be deemed to be contractually subordinated in right of payment to any other Indebtedness of AmerisourceBergen solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, AmerisourceBergen will, in its sole discretion, be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on August 29, 2001 will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless (i) in the case of AmerisourceBergen, the notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien or (ii) in the case of any Subsidiary Guarantor, such Subsidiary Guarantor’s guarantee of the notes is secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to AmerisourceBergen or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to AmerisourceBergen or any of its Restricted Subsidiaries;

(2)	make loans or advances to AmerisourceBergen or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to AmerisourceBergen or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on August 29, 2001 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on August 29, 2001;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law and any applicable rule, regulation or order;

(4)

any instrument governing Indebtedness or Capital Stock of a Person acquired by AmerisourceBergen or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases or other similar agreements entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or all of substantially all the assets of such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary or the receivables or inventory which are subject to the Qualified Receivables Transaction;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	contractual encumbrances and restrictions in effect on August 14, 2001;

(14)	mortgage or construction financing that imposes restrictions on transfer of the property acquired or improved;

(15)	protective liens filed in connection with sale-leaseback transactions permitted under “—Sale and Leaseback Transactions;” and

(16)	Indebtedness permitted to be incurred pursuant to clauses (13), (14) and (15) of the second paragraph of the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Merger, Consolidation or Sale of Assets

AmerisourceBergen may not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not AmerisourceBergen is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) AmerisourceBergen is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than AmerisourceBergen) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than AmerisourceBergen) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of AmerisourceBergen under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	AmerisourceBergen or the Person formed by or surviving any such consolidation or merger (if other than AmerisourceBergen), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a)	will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of AmerisourceBergen immediately preceding the transaction; and

(b)	will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, AmerisourceBergen may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, merger, assignment, transfer, conveyance or other disposition of assets between or among AmerisourceBergen and any of its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of AmerisourceBergen may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by AmerisourceBergen and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by AmerisourceBergen. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable to AmerisourceBergen or the relevant subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of AmerisourceBergen or such Restricted Subsidiary; provided, however, that for an Affiliate Transaction with an aggregate value of $25.0 million or more, at AmerisourceBergen’s option, either:

(1)	a majority of the disinterested members of the Board of Directors of AmerisourceBergen shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of AmerisourceBergen; or

(2)	the Board of Directors of AmerisourceBergen or any such Restricted Subsidiary to such Affiliate Transaction shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of AmerisourceBergen.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, compensation or employee benefit arrangements, incentive arrangements or director fees (including grants of stock, stock options or other Equity Interests) entered into by AmerisourceBergen or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among AmerisourceBergen and/or its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of AmerisourceBergen solely because AmerisourceBergen owns an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors fees;

(5)	sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of AmerisourceBergen;

(6)	transactions between or among AmerisourceBergen and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(7)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;”

(8)	customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultant of AmerisourceBergen or any of its Restricted Subsidiaries; or

(9)	transactions pursuant to any contract, or agreement in effect on August 14, 2001 as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to AmerisourceBergen and its Restricted Subsidiaries than the original contract or agreement as in effect on August 14, 2001.

Additional Subsidiary Guarantees

If AmerisourceBergen or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture or if any Restricted Subsidiary becomes a Domestic Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created or became a Domestic Subsidiary, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Designated Non-Guarantors in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or Designated Non-Guarantors will not have to comply with the requirements of this covenant.

Sale and Leaseback Transactions

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that AmerisourceBergen or any Guarantor may enter into a sale and leaseback transaction if:

(1)	AmerisourceBergen or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and AmerisourceBergen applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as any notes are outstanding, AmerisourceBergen will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if AmerisourceBergen were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AmerisourceBergen’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if AmerisourceBergen were required to file such reports.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, AmerisourceBergen will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, AmerisourceBergen has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by AmerisourceBergen or any of its Restricted Subsidiaries for 30 days from receipt of written notice by the trustee or the Holders of at least 25% of the principal amount of the notes outstanding to comply with the provisions described under the captions “—Repurchase at the Option of Holders— Change of Control,” “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	failure by AmerisourceBergen or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or the Holders of at least 25% of the principal amount of the notes outstanding to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AmerisourceBergen or any of its Restricted Subsidiaries (or the payment of which is guaranteed by AmerisourceBergen or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by AmerisourceBergen or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed pending appeal (or otherwise stayed) for a period of 60 days;

(7)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to AmerisourceBergen, any of its Significant Subsidiaries, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to AmerisourceBergen, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

AmerisourceBergen is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, AmerisourceBergen is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of AmerisourceBergen or any Guarantor, as such, will have any liability for any obligations of AmerisourceBergen or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

AmerisourceBergen may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	AmerisourceBergen’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and AmerisourceBergen’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, AmerisourceBergen may, at its option and at any time, elect to have the obligations of AmerisourceBergen and the Restricted Subsidiaries released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	AmerisourceBergen must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and AmerisourceBergen must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, AmerisourceBergen has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) AmerisourceBergen has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exceptions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, AmerisourceBergen has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exceptions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which AmerisourceBergen or any of its Subsidiaries is a party or by which AmerisourceBergen or any of its Subsidiaries is bound;

(6)	AmerisourceBergen must deliver to the trustee an officers’ certificate stating that the deposit was not made by AmerisourceBergen with the intent of preferring the Holders of notes over the other creditors of AmerisourceBergen with the intent of defeating, hindering, delaying or defrauding creditors of AmerisourceBergen or others; and

(7)	AmerisourceBergen must deliver to the trustee an officers’ certificate and an opinion of counsel, subject to customary assumptions and exceptions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of Interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, AmerisourceBergen, the Guarantors and the trustee may amend or supplement the indenture, the Guarantees or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of AmerisourceBergen’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of AmerisourceBergen’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to AmerisourceBergen, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and AmerisourceBergen or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which AmerisourceBergen or any Guarantor is a party or by which AmerisourceBergen or any Guarantor is bound;

(3)	AmerisourceBergen or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	AmerisourceBergen has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, AmerisourceBergen must deliver an officers’ certificate and an opinion of counsel, subject to customary assumptions and exceptions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of AmerisourceBergen or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specified exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to AmerisourceBergen Corporation, Attention: Secretary.

Book-Entry, Delivery and Form

The new notes will be in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC’s Participants and Indirect Participants (as defined below).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration or transfer and exchange at the offices of the Registrar.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. AmerisourceBergen takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised AmerisourceBergen that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised AmerisourceBergen that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers of the old notes with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes is shown on, and the transfer of ownership of these interests is effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Euroclear and Cedel will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, AmerisourceBergen and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither AmerisourceBergen, the trustee nor any agent of AmerisourceBergen or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised AmerisourceBergen that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or AmerisourceBergen. Neither AmerisourceBergen nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and AmerisourceBergen and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

DTC has advised AmerisourceBergen that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes and the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither AmerisourceBergen nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies AmerisourceBergen that it is unwilling or unable to continue as depositary for the Global Notes and AmerisourceBergen fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	AmerisourceBergen, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

AmerisourceBergen will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. AmerisourceBergen will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. AmerisourceBergen expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised AmerisourceBergen that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the Business Day for Euroclear or Cedel following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, provided that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid immediately upon consummation of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable

Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 50 basis points.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than AmerisourceBergen or any Subsidiary of AmerisourceBergen) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of AmerisourceBergen or any of its Subsidiaries solely by reason of such Investment.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales or returns of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AmerisourceBergen and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of AmerisourceBergen’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2)	a transfer of assets between or among AmerisourceBergen and its Subsidiaries;

(3)	an issuance of Equity Interests by a Subsidiary to AmerisourceBergen or to another Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business including dispositions of assets that are obsolete or no longer useful in the business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	sales of accounts receivable or inventory and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (6), notes received in exchange for the transfer of accounts receivable or inventory and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of AmerisourceBergen entered into as part of a Qualified Receivables Transaction;

(7)	transfers of accounts receivable or inventory and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(8)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(9)	the sale or other disposition of distribution centers or warehouse facilities and related assets that are sold or contracted for sale within 18 months of the consummation of the Merger; and

(10)	the creation of security interests otherwise permitted by the indenture, including, without limitation, a pledge of assets otherwise permitted by the indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to 50% of the book value of the consolidated inventory of AmerisourceBergen and its Restricted Subsidiaries as of the date of the most recently ended fiscal month prior to such date, determined in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, other than earnouts.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P;

(6)	commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(7)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act) other than AmerisourceBergen or one of its Restricted Subsidiaries;

(2)	the adoption of a plan relating to the liquidation or dissolution of AmerisourceBergen (other than in a transaction that complies with the covenant described under “—Merger, Consolidation or Sale of Assets”);

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AmerisourceBergen, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of AmerisourceBergen are not Continuing Directors.

“Comparable Treasury Issue” means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	all nonrecurring and unusual charges (including, without limitation, restructuring, shutdown, severance, facility consolidation and merger integration costs) taken by the Company on or before three years after August 14, 2001 to the extent that such charges were deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-recurring charges taken by AmerisourceBergen in connection with the Merger within three years after August 14, 2001 will be excluded; and

(6)	the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded (except to the extent distributed to AmerisourceBergen or one of its Restricted Subsidiaries).

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AmerisourceBergen who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement dated as of August 29, 2001, among AmerisourceBergen, The Chase Manhattan Bank, Bank of America, N.A., Credit Suisse First Boston Corporation and the several lenders named therein.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Guarantors” means those certain Domestic Subsidiaries that have been designated by AmerisourceBergen in an officers’ certificate delivered to the trustee as being Designated Non-Guarantors; provided that (i) in no event may the Designated Non-Guarantors taken as a whole hold more than 5% of the consolidated assets, or account for more than 5% of the consolidated revenues or Consolidated Cash Flow, of AmerisourceBergen and its Restricted Subsidiaries, calculated at the end of each fiscal quarter in accordance with GAAP on a trailing four-quarter basis and (ii) in no event may any Restricted Subsidiary be designated as a Designated Non-Guarantor at a time when a default has occurred and is continuing under any indenture or Credit Facility of AmerisourceBergen or any of its Restricted Subsidiaries. In the event that following any fiscal quarter end, the Restricted Subsidiaries that have been previously designated as Designated Non-Guarantors, when taken as a whole, account for more than 5% of such consolidated assets of such fiscal quarter end or more than 5% of such consolidated revenues or Consolidated Cash Flow during such fiscal quarter, calculated in accordance with GAAP on a trailing four-quarter basis, then AmerisourceBergen will cause any one or more of such Restricted Subsidiaries to become Guarantors within 45 days of such fiscal quarter end so that the Designated Non-Guarantors will not, when taken as a whole, account for more than 5% of any such measures.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AmerisourceBergen to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such repurchase or redemption rights are not more favorable to the holders of such Capital Stock than the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of AmerisourceBergen that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of AmerisourceBergen; provided that a Restricted Subsidiary with assets having an aggregate fair market value of less than $100,000 will not be deemed to be a Domestic Subsidiary unless and until it acquires assets having an aggregate fair market value in excess of that amount.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) and beneficial interests and trusts created by a Receivables Subsidiary.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of AmerisourceBergen and its Restricted Subsidiaries (other than Indebtedness under Credit Facilities) in existence on August 14, 2001.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of debt issuance costs incurred prior to August 14, 2001; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of AmerisourceBergen (other than Disqualified Stock) or to AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates, foreign currency translation and commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Investment Banker” means the Reference Treasury Dealers appointed by the trustee after consultation with AmerisourceBergen.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commissions, travel, moving and similar advances to officers and employees and loans and advances to customers and suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If AmerisourceBergen or any Subsidiary of AmerisourceBergen sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of AmerisourceBergen such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of AmerisourceBergen, AmerisourceBergen will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by AmerisourceBergen or any Subsidiary of AmerisourceBergen of a Person that holds an Investment in a third Person will be deemed to be an Investment by AmerisourceBergen or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the merger contemplated by the Agreement and Plan of Merger among AABB Corporation (now known as AmerisourceBergen Corporation), AmeriSource Health Corporation, BergenBrunswig Corporation, A-Sub Acquisition Corp. and B-Sub Acquisition Corp. dated March 16, 2001.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by AmerisourceBergen or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither AmerisourceBergen nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AmerisourceBergen or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that derives a majority of its revenues from the business engaged in by AmerisourceBergen and its Restricted Subsidiaries on August 14, 2001 and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which AmerisourceBergen and its Restricted Subsidiaries are engaged on August 14, 2001.

“Permitted Investments” means:

(1)	any Investment in AmerisourceBergen or in a Restricted Subsidiary of AmerisourceBergen;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of AmerisourceBergen; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of AmerisourceBergen;

(6)

any Investments received in compromise of, or in respect of, obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including, but not limited to, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations;

(8)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by AmerisourceBergen or a Subsidiary of AmerisourceBergen in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of AmerisourceBergen entered into as part of a Qualified Receivables Transaction;

(9)	Investments existing on August 14, 2001;

(10)	loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business not to exceed $10.0 million at any one time outstanding;

(11)	loans and advances to officers, directors, members and employees in connection with the award of convertible bonds or stock under a stock incentive plan, stock option plan or other equity-based compensation plan arrangement not to exceed $10.0 million in any one year;

(12)	or guarantees for the benefit of, customers or suppliers that do not in the aggregate exceed $20.0 million at any one time outstanding; and

(13)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $25.0 million.

“Permitted Liens” means any of the following:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with AmerisourceBergen or the Restricted Subsidiary;

(3)	Liens on property existing at the time of acquisition of the property by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens existing on August 14, 2001;

(6)	Liens in favor of AmerisourceBergen or the Restricted Subsidiaries;

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens on assets of AmerisourceBergen or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(9)	Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(10)	Liens to secure Indebtedness of a Restricted Subsidiary to AmerisourceBergen or another of its Restricted Subsidiaries;

(11)	Liens on any property or asset acquired by AmerisourceBergen or any of its Restricted Subsidiaries in favor of the seller of such property or asset and construction mortgages on real property, in each case, created within six months after the date of acquisition, construction or improvement of such property or asset by AmerisourceBergen or such Restricted Subsidiary to secure the purchase price or other obligation of AmerisourceBergen or such Restricted Subsidiary to the seller of such property or asset or the construction or improvement cost of such property in an amount up to the total cost of the acquisition, construction or improvement of such property or asset; provided that in each case, such Lien does not extend to any other property or asset of AmerisourceBergen and its Restricted Subsidiaries;

(12)	Liens incurred or pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security benefits;

(13)	Liens imposed by law, such as mechanics’, carriers’, warehousemen’s, materialmen’s, and vendors’ Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14)	financing statements granted with respect to personal property leased by AmerisourceBergen and its Restricted Subsidiaries pursuant to leases considered operating leases in accordance with GAAP, provided that such financing statements are granted solely in connection with such leases; and Liens to secure Capital Lease Obligations permitted by clause (15) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(15)	judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default;

(16)	Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture; provided that any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and that such refinancing does not, directly or indirectly, result in an increase in the aggregate amount of secured Indebtedness of AmerisourceBergen and its Restricted Subsidiaries; and

(17)	any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses (1) through (16) provided that no such extension or renewal Lien shall (A) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (B) extend to any property or assets not subject to the Lien being so extended or renewed; and

(18)	Liens incurred in the ordinary course of business of AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen with respect to obligations that do not exceed $25.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith) (the “Original Principal Amount”); provided, however, if the Indebtedness exceeds the Original Principal Amount, the Permitted Refinancing Indebtedness shall be limited to the Original Principal Amount;

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by AmerisourceBergen or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by AmerisourceBergen or any of its Subsidiaries pursuant to which AmerisourceBergen or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by AmerisourceBergen or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of AmerisourceBergen or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory except for Indebtedness used to extend, refinance, replace, defease or refund the Credit Facilities.

“Receivables Subsidiary” means a Subsidiary of AmerisourceBergen which engages in no activities other than in connection with the financing of accounts receivable or inventory and which is designated by the Board of Directors of AmerisourceBergen (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by AmerisourceBergen or any Subsidiary of AmerisourceBergen (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates AmerisourceBergen or any Subsidiary of AmerisourceBergen in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of AmerisourceBergen or any Subsidiary of AmerisourceBergen (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither AmerisourceBergen nor any Subsidiary of AmerisourceBergen has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither AmerisourceBergen nor any Subsidiary of AmerisourceBergen has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of AmerisourceBergen will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of AmerisourceBergen giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means Credit Suisse First Boston Corporation and its successors; provided, however, that if Credit Suisse First Boston Corporation shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), AmerisourceBergen shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of AmerisourceBergen that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AmerisourceBergen or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AmerisourceBergen;

(3)	is a Person with respect to which neither AmerisourceBergen nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	is not guaranteeing or otherwise providing credit support for any Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries; and

(5)	has at least one director on its Board of Directors that is not a director or executive officer of AmerisourceBergen or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AmerisourceBergen or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of AmerisourceBergen as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of AmerisourceBergen as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” AmerisourceBergen will be in default of such covenant. The Board of Directors of AmerisourceBergen may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AmerisourceBergen of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation. Notwithstanding the foregoing, all Receivables Subsidiaries will be permitted to be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote or readily convertible into Capital Stock of such Person that is entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange offer and the ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchased the old notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash) and who are exchanging old notes for new notes in the exchange offer. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion assumes that the old notes and the new notes are held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, other entity taxable as a corporation, or a partnership created or organized in or under the laws of the United States or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer or the ownership or disposition of the new notes, or that any such position would not be sustained. Tax consequences to a partner of a partnership holding the notes generally depends on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

United States Holders

Exchange Offer

The exchange of the old notes for new notes in the exchange offer should not constitute a taxable exchange because there should not be a significant modification of the notes. Instead, the new notes will be treated as a continuation of the old notes for federal income tax purposes. As a result, (i) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (ii) the holding period of the notes received should include the holding period of the notes exchanged therefor and (iii) the adjusted tax basis of the notes received should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Interest

Payments of stated interest on the new notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

In certain circumstances (see “Description of New Notes—Optional Redemption;” “Description of New Notes—Repurchase at the Option of Holders—Change of Control” and “Description of New Notes—Registration Rights; Liquidated Damages”), we may be obligated to make payments on the notes in excess of stated interest or principal. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay the additional amounts, a United States Holder will be required to recognize such amounts as income.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a new note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously accrued in income) and the United States Holder’s adjusted tax basis in the new note. A United States Holder’s adjusted basis in a new note generally will be the United States Holder’s carryover adjusted basis from the old notes, less any principal payments received by such holder. Gain or loss recognized on the sale of a new note will generally be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Capital losses may generally only be deducted against capital gains. As described above, a United States Holder’s holding period for the old notes should be added to the holder’s holding period for the new notes.

Backup Withholding

A United States Holder may be subject to a backup withholding tax (at a current rate of 30%) when such holder receives interest and principal payments on the new notes or upon the proceeds received upon the sale or other disposition of such new notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

A Non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

Interest Payments

Interest paid to a Non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (i) the Non-United States Holder certifies in a statement to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name or address or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-United States Holder, has received from the Non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement.

A Non-United States Holder that provides an IRS form to make the certification described above, or that claims the benefit of an income tax treaty, may also be required to provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that:

•	the certification described above be provided by the partners; and

•	the partnership provide certain information.

Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Gains from Dispositions

A Non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a new note. However, a Non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain. Also, the Non-United States Holder may be subject to tax if the Non-United States Holder was previously a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

In the event that we are obligated to make payments in excess of stated interest or principal upon redemption or repurchase of the notes (see “Description of New Notes—Optional Redemption” and “Description of New Notes—Repurchase at the Option of Holders—Change of Control”), the tax consequences of such payments are not entirely clear. We intend to take the position that such additional payments should be included in the amount realized upon the redemption or repurchase of the notes. It is possible, however, that the IRS may not agree with such position and may argue that the additional payments should be treated as ordinary income or as additional interest income.

Income or Gain Effectively Connected With a United States Trade or Business

If interest or gain from a disposition of the new notes is effectively connected with a Non-United States Holder’s conduct of a United States trade or business (and, if an income tax treaty applies, the Non-United States Holder maintains a United States “permanent establishment” to which the interest or gain is generally attributable), the Non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a new note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a new note or gain recognized on the disposition of a new note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will likely not apply to payments made by us or our paying agents, in their capacities as such, to a Non-United States Holder of a new note if the holder has provided the required certification that it is not a United States person as described above. Payments of the proceeds from a disposition by a Non-United States Holder of a new note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a Non-United States Holder of a new note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide for certain reliance standards with respect to certifications under which a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may claim a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 29, 2003 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

AmerisourceBergen is currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and files periodic reports and other information with the SEC. These documents include specific information regarding AmerisourceBergen. You may read and copy any document we file with the SEC at the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at www.sec.gov. Copies of such material can also be obtained from us upon request.

While any notes remain outstanding, we will make available, on request, to any holder and any prospective purchaser of the notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-103254). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address: AmerisourceBergen Corporation, 1300 Morris Drive, Suite 100, Chesterbrook, Pennsylvania 19087; the telephone number at that address is (610) 727-7000.

LEGAL MATTERS

Certain legal matters in connection with the new notes being offered will be passed upon for us by Dechert, Philadelphia, Pennsylvania. A partner of Dechert beneficially owns 10,500 shares of AmerisourceBergen common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended September 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Bergen Brunswig Corporation incorporated in this prospectus by reference from Bergen Brunwig Corporation’s Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” into this prospectus certain of our publicly filed documents, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	the “Description of AmerisourceBergen Capital Stock” section of AmerisourceBergen’s Amendment 2 to Form S-4 filed with the SEC on July 27, 2001;

•	Annual Report on Form 10-K of AmerisourceBergen for the year ended September 30, 2002 filed on December 24, 2002;

•	Quarterly Report on Form 10-Q of AmerisourceBergen for the quarter ended December 31, 2002 filed on February 13, 2003;

•	AmerisourceBergen Current Reports on Form 8-K filed on January 6, 2003, January 17, 2003 and January 24, 2003;

•	Annual Report on Form 10-K of Bergen for the year ended September 30, 2000 filed on December 29, 2000; and

•	Quarterly Reports on Form 10-Q of Bergen for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001 filed on February 14, 2001, May 14, 2001 and August 14, 2001.

Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

Investor Relations

AmerisourceBergen Corporation

1300 Morris Drive, Suite 100

Chesterbrook, Pennsylvania 19087

(610) 727-7000